As filed with the Securities and Exchange Commission on November 14, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELULAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	36-3885440
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

647 North Lakeview Parkway
Vernon Hills, Illinois 60061
(847) 247-9400
(Address, including zip code, and telephone
number, including area code, of
Registrant’s principal executive offices)

Jeffrey L. Herrmann	Copy To:
Executive Vice President
Telular Corporation	Michael E. Cutler, Esq.
647 North Lakeview Parkway	Covington & Burling LLP
Vernon Hills, Illinois 60061	1201 Pennsylvania Avenue, N.W.
(847) 247-9400	Washington, D.C. 20004
(Name, Address, Including Zip Code, And Telephone Number,	(202) 662-6000
Including Area Code, Of Agent For Service)

Approximate date of commencement of proposed
sale to public: From time to time after the effective date
of this Registration Statement.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum	Proposed Maximum	Amount of
Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Registration Fee
Registered	Registered (1)	Unit (2)	Price	(2)
Common Stock, par value $.01 per share	2,252,601	$2.60	$5,856,762.60	$626.67

(1)	In accordance with Rule 416 under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional shares of Common Stock as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based on the average of the bid and the asked prices of Telular common stock listed on the Nasdaq on November 14, 2006.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Preliminary Prospectus Dated November 14, 2006
Subject To Completion
TELULAR CORPORATION
2,252,601 SHARES
COMMON STOCK
     This prospectus covers up to 2,252,601 shares of common stock, or interests therein, that may be sold or otherwise disposed of from time to time by the shareholders identified in the “Selling Shareholders” section of this prospectus. The shares covered hereby have been issued by us to one selling shareholder pursuant to a private placement of common stock on May 8, 2006 and are issuable to a second selling shareholder pursuant to warrants issued by us to that selling shareholder on June 27, 2006.
     The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of common stock covered hereby, or interests therein, on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
     We will not receive any proceeds from the disposition of common stock or interests therein by the selling shareholders. The selling shareholders will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of shares with the Securities and Exchange Commission.
     Our common stock is traded on the Nasdaq National Market under the symbol “WRLS”. On November 10, 2006, the last sale price for the common stock was $2.60 per share.

     Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     You should rely only on the information provided in, or incorporated by reference in, this prospectus. We have not authorized anyone else to provide you with any information that is not in, or incorporated by reference in, the prospectus. This prospectus is not an offer to sell the common stock in any state where the offer is not permitted. The information in this document may only be accurate on the date of this document. Information contained on our website does not constitute part of this document.

The date of this prospectus is November 14, 2006

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
     This prospectus is part of a registration statement we have filed with the SEC relating to the common stock being offered by the selling shareholders. The registration statement contains exhibits and other information about us and the offering that are not included in this prospectus. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents, as well as the registration statement, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at which our SEC filings may be found. The address of that site is http://www.sec.gov. You can also obtain information about us at our website, the address of which is http://www.telular.com.
INCORPORATION OF INFORMATION BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus and information we file with the SEC at a later date automatically will update and supersede this information. We incorporate by reference the documents listed below:
•	our Annual Report on Form 10-K for the year ended September 30, 2005;

•	our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2005, March 31, 2006 and June 30, 2006;

•	the description of our common stock contained in the registration statement on Form 8-A that we filed with the SEC on January 13, 1994;

•	our Current Reports on Form 8-K filed on October 5, 2005, October 27, 2005, November 2, 2005, January 30, 2006, April 26, 2006, April 27, 2006, July 25, 2006 and November 7, 2006; and

•	our Definitive Proxy Statement relating to our 2005 annual meeting of stockholders, which we filed on December 14, 2005.

     We will send you at no cost a copy of any filing that is incorporated by reference in the prospectus. You may request a copy of any of these filings by writing or calling Jeffrey L. Herrmann, Executive Vice President, Telular Corporation, 647 North Lakeview Parkway, Vernon Hills, Illinois 60061, (847) 247-9400.
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements about our financial condition, results of operations and business. You can find many of these statements by looking for words such as “may,” “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect,” “plan” and similar expressions, although some forward-looking statements are expressed differently. These statements reflect our current views about future events based on information currently available and assumptions we make. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict. We caution you that our actual performance and results could differ significantly from those contemplated in the forward-looking statements due to many factors, including those discussed in the “Risk Factors” section. You also should be aware that we have no obligation to, and do not intend to, update any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus that may cause our actual results or performance to differ form those expressed in the forward-looking statements.
ABOUT TELULAR
     We are a Delaware corporation engaged in the fixed wireless telecommunications industry. Telular Corporation (“Telular,” the “Company” or the “Registrant”) designs, develops, manufactures and markets products that are responsive to the needs of its customers and are based on its proprietary interface technologies. These products provide the capability to connect standard telecommunications equipment, including standard telephones, fax machines, data modems and alarm panels with wireless communication networks in the cellular and PCS (collectively cellular) frequency bands. We refer to this concept as Fixed Cellular. Since 1986, Telular has established a worldwide customer base in over 130 countries. In nearly every part of the world that has a cellular network, Telular products can be found delivering solutions from basic voice needs to sophisticated applications.
     Addressing the needs of basic voice, fax, data and security, Telular’s business operations are divided into two distinct segments: Fixed Cellular Phones (FCP) and Fixed Cellular Terminals (FCT). The Fixed Cellular Phone market, which historically has provided the majority of our revenues, consists of high volume, low-cost phones and is prevalent in countries outside of North America with low fixed line penetration. Cellular carriers offering services in this market are price-driven as they target residential and small business markets where equipment subsidies are often used to reach the requisite end user price points. The Fixed Cellular Terminal market, in which we have long been active, has become an increasing focus of our production, marketing and sales efforts. The Fixed Cellular Terminal market is mostly in North and South America and consists of a number of feature- rich and high-end vertical applications ranging from wireless residential and commercial alarm systems addressed by Telular’s Telguard(R) products to least cost routing, machine-to-machine and portable dial tone applications addressed by Telular’s Phonecell(R) terminals.
     Our common stock is traded on the Nasdaq National Market under the symbol “WRLS.” Our mailing address is 647 North Lakeview Parkway, Vernon Hills, Illinois 60061, and our telephone number (847) 247-9400.

THE OFFERING
     On May 8, 2006, we acquired substantially all of the assets and assumed certain liabilities of the fixed wireless division of CSI Wireless LLC (“CSI Wireless”). Pursuant to the terms of our Asset Purchase Agreement with CSI Wireless (the APA), we paid CSI Wireless $3.4 million in cash and issued to it 1,931,745 shares of our common stock, subject to a working capital adjustment. Pursuant to the terms of the APA, CSI Wireless will be eligible to receive in our fiscal year 2007 additional “earn-out” shares based on our sales of certain products up to the number of shares equal to $3.6 million valued on the December 31, 2006 and June 30, 2007 measurement dates in the APA.
     On June 27, 2006, we entered into a Loan and Security Agreement with Silicon Valley Bank, and in connection with that agreement we issued to Silicon Valley Bank warrants for the purchase of up to 320,856 shares of our common stock.
     This prospectus relates to the sale or other disposition of the shares of our common stock, or interests therein, that we sold to CSI Wireless, and to the sale or other disposition of the shares of our common stock that may be issued upon exercise of the warrants issued to Silicon Valley Bank. We are not offering or selling any of our common stock in connection with this registration statement.
RISK FACTORS
     You should carefully consider the following risks before you decide to buy our common stock. If any one of these risks or uncertainties were to occur, our business, financial condition, results and performance could be seriously harmed and/or the price of our common stock might significantly decrease.
Unfavorable economic events including competitive pricing pressure in our target markets could lead to lower sales of our products.
     Sales of our products depend on the growth of the Fixed Cellular telecommunications industry in general and increased demand for Fixed Cellular products worldwide. The Company has identified significant growth opportunities in a variety of markets. Each of these markets will develop at a different pace, and the sales cycle for these regions is likely to be several months or quarters.
          Pricing for Fixed Cellular Phones has been declining along with pricing in general for telecommunications equipment and other technology products. We believe that these pricing trends will continue in the future and perhaps accelerate, particularly if large companies with greater purchasing power enter the market or other competitors enter the market with lesser quality products or improper license rights. Moreover, the Company is currently facing competition in many Fixed Cellular desktop phone markets that is reducing the price at which the Company can sell its products to levels significantly lower than the Company’s historical gross margins, and potentially to levels at which such sales are not economical for the Company.
     In addition, unfavorable general economic conditions in any market will have a negative effect on sales in that market. Because economic conditions in one region often affect conditions globally, unfavorable general economic conditions in one market or region might result in damage to industry growth and demand in other markets as well.
The intense competition in the fixed cellular telecommunications industry could prevent us from achieving or sustaining profitability.
     The market for fixed cellular products is extremely competitive, and we may not be able to successfully compete with other companies already in the market and new companies that enter the market. Our competitors in this market include:

•	LG Electronics;

•	Axesstel, Inc.;

•	Ericsson;

•	Huawei Technologies Co., Ltd.;

•	ZTE Corporation;

•	Numerex Corporation;

•	Honeywell International, Inc.; and

•	Tyco International, Ltd.
     Many of these competitors have greater resources than us in many areas critical to succeeding in the industry, including:
•	financial resources;

•	manufacturing capabilities;

•	name recognition;

•	research and development capabilities;

•	technical expertise;

•	sales and marketing staffs; and

•	distribution channels.
     Further, these competitors may be able to:
•	select more accurately the new or emerging technologies desired by the market;

•	respond more rapidly than we can to new or emerging technologies;

•	respond more rapidly than we can to changes in customer requirements;

•	devote greater resources than we do to research and development efforts;

•	promote their products more effectively, including selling their products at a loss in order to obtain market share or bundling their products with other products that we do not offer in order to promote an end-to-end solution for their customers that we cannot match; and

•	obtain components and manufacture and sell products at lower prices as a result of efficiencies of scale or purchasing power, thereby rendering our products non-competitive or forcing us to sell our products at reduced or negative gross margins.
     Because of these advantages our competitors may succeed in developing products that are more effective, desirable and/or cheaper than ours or that render our products and technology obsolete. They also may have better and more efficient marketing and distribution structures.
     In addition, we have granted non-exclusive, royalty bearing licenses to Motorola and Ericsson, which permits these companies to produce and sell products using our technology that compete with ours. Because these companies have greater resources than we do, they may be able to sell similar products more effectively than we can.

Our success depends on the growth and availability of wireless telecommunications services in the markets we target.
     Currently, some of our largest potential markets for Fixed Cellular Phones are developing countries where the demand for basic telephone service has started to grow significantly in recent years. In these countries, the relatively low cost of developing and constructing wireless communications infrastructure as compared to traditional wireline infrastructure may make wireless an attractive alternative to wireline. Our success depends to a large extent on the continued growth and increased availability of cellular and other wireless telecommunications services in these countries and the availability of such services at competitive prices.
     However, the construction of wireless systems in these countries may be delayed for a variety of reasons, including government regulation, general economic factors, the availability of funding and other competitive factors. These factors may also limit or delay purchases of equipment used to provide telephone services, such as our products. If system construction and equipment purchases in these countries are not made or are delayed, the demand for our products in these countries will be limited or delayed. Similarly, if the cost of using wireless telecommunications services in these countries is not cost effective, the demand for our products may be limited. In some cases, service providers purchase our products from us and resell them to their end users at reduced prices. If those providers cease to be willing to provide these subsidies, our revenues may decline if end users cannot afford our products.
     While wireless telecommunication systems in the United States are more developed than in many other markets that we target, continued expansion of wireless infrastructure in the United States is still important for the growth of our sales of Fixed Cellular Phones and Fixed Cellular Terminals in the United States. As is the case with conditions in other target markets, there is no guarantee that wireless telecommunications systems will continue to develop.
Our efforts to increase the focus of our production, marketing and sales efforts to the Fixed Cellular Terminals may not be successful.
     Although we have always been involved in the Fixed Cellular Terminal market as well as the Fixed Cellular Phone market, the success of our current efforts to increase our focus on the Fixed Cellular Terminal market will depend on our ability to develop and market products that are attractive to wireless telecommunications providers and their customers, and to control our costs for those products. Particularly in the competitive telecommunications equipment market in which we operate, we cannot assure that these efforts will be successful.
If we cannot sustain profitable operations, we may not be able to obtain the funding we need to operate our business.
     Historically, the Company has incurred significant operating losses. We incurred a net loss of $11.8 million for the year ended September 30, 2006, and $10.9 million for the year ended September 30, 2005. Achieving profitability will require us to increase our revenues, control our costs, and increase the focus of our sales to product lines with higher margins. We cannot guarantee that we will be successful in achieving profitability or that we will do so within any specific time frame.
     Our ability to continue operations depends on having adequate funds to cover our expenses. Our current operating plan provides for significant expenditures for research and development of new products, development of new markets for our products, and marketing programs for our products. At September 30, 2006, we had $6.8 million in cash and cash equivalents, a working capital surplus of $27.5 million, and outstanding debt of $3.3 million on our working capital loan. Based on our current operating plan, we believe that existing capital resources will allow us to maintain our current and planned operations.

     However, our cash requirements may vary and are difficult to predict. We target markets in developing countries for product sales, and the nature of these markets makes it difficult to predict revenues. Events that we cannot anticipate, economic and political factors and our customer’s ability to execute their plans, may result in order cancellations which may increase our capital needs. In addition, from time to time, we are required to post letters of credit that are collateralized with our cash to support purchase orders we place with our vendors. The effect of posting such letters of credit is that some of our cash becomes restricted and unavailable for our working capital needs until such time as the letters of credit expire. Also, it is difficult to predict the amount of royalty income we will receive from our licensees. Thus, actual cash requirements may be greater than currently anticipated.
     Accordingly, we may not have adequate funds to cover our expenses. If this were the case, we would need to find other financing sources to provide the necessary funds, such as public or private sales of our equity or debt securities. We cannot assure you that if we needed additional funds we would be able to obtain them or obtain them on terms we find acceptable. If we could not obtain the necessary financing we may cut back operations, which might include the scaling back or elimination of research and development programs.
We rely on a small number of customers for substantially all of our revenues and the loss of one or more of these customers would seriously harm our business.
     Although our customers traditionally vary from year to year, we expect that our dependence on a small number of customers will continue into the foreseeable future. At present, these customers generally purchase products from us on a purchase order basis. Orders covered by firm purchase orders are generally not cancelable; however, customers may decide to delay or cancel orders. In the event that we experience any delays or cancellations, we would have difficulty enforcing the provisions of the purchase order and our revenues could decline substantially and harm our business.
Our operating results may fluctuate greatly on a quarterly and annual basis, which may cause the price of our common stock to be volatile.
     Our quarterly and annual operating results may fluctuate greatly due to numerous factors, many of which are beyond our control. Factors that could affect our quarterly and annual operating results include those listed below as well as others listed in this “Risk Factors” section:
•	our reliance on large volume orders from only a few customers for most of our product sales, which may result in volatility when those orders are filled and not immediately followed by comparable orders;

•	variations in our distribution channels;

•	the mix of products we sell;

•	general economic conditions in our target markets;

•	the timing of final product approvals from our customers or regulators;

•	the timing of orders from and shipments to major customers;

•	the timing of new product introductions by us or our competitors;

•	changes in our pricing policies and the pricing policies of our suppliers and our competitors;

•	changes in the terms of our arrangements with customers and suppliers;

•	the availability and cost to us of the key components for our products;

•	ability of our customers to accurately forecast demand for our products by their end users;

•	delays or failures to fulfill orders for our products on a timely basis;

•	our inability to forecast our manufacturing needs;

•	change in the financial position of our manufacturers;

•	an increase in product warranty returns or in our allowance for doubtful accounts;

•	operational disruptions, such as transportation delays or failures of our order processing system;

•	the timing of personnel hirings; and

•	delays in the introduction of new or enhanced versions of our existing products or market acceptance of these products.
     A substantial portion of our sales in a given quarter may depend on obtaining orders for products to be manufactured and shipped in the same quarter in which those orders are received. As a result of these factors, period-to-period comparisons of our operating results may not be meaningful, and you should not rely on them as an indication of our future performance. In addition, our operating results may fall below the expectations of public market analysts or investors. In this event, our stock price could decline significantly. These period-to-period fluctuations may cause volatility in the price of our common stock, as described in the following paragraph.
Our common stock price has been extremely volatile, and extreme price fluctuations could negatively affect your investment.
     The market price of our common stock has been extremely volatile. Since October 1, 1999, the price of our common stock has ranged from a high of $32.00 to a low of $1.00 per share.
     Publicized events and announcements may have a significant impact on the market price of our common stock. For example, the occurrence of any of the following events could have the effect of temporarily or permanently driving down the price of our common stock:
•	shortfalls in our revenue or net income;

•	the results of trials or the introduction of new products by us or our competitors;

•	market conditions in the telecommunications, technology and emerging growth sectors; and

•	rumors related to us or our competitors.
     In addition, the stock market from time to time experiences extreme price and volume fluctuations that particularly affect the market prices for emerging growth and technology companies, like Telular, and which often are unrelated to the operating performance of the affected companies. These broad fluctuations may negatively affect your ability to sell your shares at a price equal to or greater than the price you paid. In addition, a decrease in the price of our common stock could cause it to be delisted from the Nasdaq National Market.
Technology changes rapidly in our industry and our future success will depend on our ability to keep pace with these changes and meet the needs of our customers.
     The telecommunications equipment industry is characterized by rapid technological advances, evolving industry standards, changing customer needs and frequent new product introductions and enhancements. The fixed cellular telecommunications industry also is experiencing significant technological change, such as the transformation of cellular systems from analog to digital. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products and technology obsolete and unmarketable. The process of developing new technology and products is complex, uncertain and expensive, and success depends on a number of factors, including:
•	proper product definition;

•	component cost;

•	resolving technical hurdles;

•	timely completion and introduction to the market;

•	differentiation from the products of our competitors; and

•	market acceptance of our products.
     To succeed, we must timely develop and market new products and enhancements to existing products that keep pace with advancing technological developments and industry standards and that address the needs of customers. We may not be successful in developing and marketing new products and enhancements or we may experience difficulties that prevent development of products and enhancements in a timely manner. In addition, our products may fail to meet the needs of the marketplace or achieve market acceptance. Any of these circumstances would seriously harm our results and financial condition.
Our results depend on our ability to develop and introduce new products into existing and emerging markets and to reduce the costs to produce existing products.
     The process of developing new technology is complex and uncertain, and if we fail to accurately predict the changing needs of our customers and emerging technological trends, our results and financial condition may suffer. We must commit significant resources, including those contracted from third parties, to develop new products before knowing whether our investments will result in products the market will accept. The success of new products is dependent on several factors, including proper new product definition, component costs, timely completion and introduction of these products, differentiation of new products from those of our competitors, and market acceptance of these products. There can be no assurance that we will successfully identify new product opportunities, develop and bring new products to market in a timely manner, and achieve market acceptance of our products, or that products and technologies developed by others or new industry standards will not render our products or technologies obsolete or noncompetitive. Furthermore, we may not successfully execute on new product opportunities because of technical hurdles that we or our contractors fail to overcome in a timely fashion. This could result in competitors providing a solution before we do, and loss of market share, revenues and earnings.
     The Company has made significant investments in research and development for new products, services and technologies. Significant revenue from these investments may not be achieved for a number of years, if at all. Further, we may be required to purchase licenses from third parties in connection with the development of new products and these licenses may not be available on commercially reasonable terms, or at all. Even if we successfully introduce new products and technologies, our products may not be accepted by the market, we may be unable to sell our products at prices that are sufficient to recover our investment in developing those new products. Moreover, if these products were profitable, operating margins for these businesses are not expected to be as high as the margins historically experienced for our other products.

We must devote substantial resources to research and development to remain competitive and we may not have the resources to do so.
     For us to be competitive, we must continue to dedicate substantial resources to research and development of new products and enhancements of current and future products as described in the preceding paragraph. We cannot assure you that we will have sufficient resources to fund the necessary research and development or that our research and development efforts will be successful.
We may face litigation that could significantly damage our business and financial condition.
     In the telecommunications equipment and other high technology industries, litigation increasingly has been used as a competitive tactic by both established companies seeking to protect their position in the market and by emerging companies attempting to gain access to the market. In this type of litigation, complaints may be filed on various grounds, such as:
•	antitrust;

•	breach of contract;

•	trade secret;

•	copyright or patent infringement;

•	patent or copyright invalidity; and

•	unfair business practices.
          If we have to defend ourselves against one or more of these claims, whether or not they have any merit, we are likely to incur substantial expense and management’s attention may be diverted from operations. This type of litigation also may cause confusion in the market and make our licensees and distributors reluctant to commit resources to our products. Any of these effects could have a significant negative impact on our business and financial condition. In particular, an adverse result from intellectual property litigation could force us to do one or more of the following:
•	cease selling, incorporating or using products that incorporate the challenged intellectual property;

•	obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; and

•	redesign products that incorporate the disputed technology.
     If we are forced to take any of the foregoing actions, we could face substantial costs and shipment delays and our business could be seriously harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or be adequate to indemnify us for all liability that may be imposed.
     In addition, it is possible that our customers or end users may seek indemnity from us in the event that our products are found or alleged to infringe the intellectual property rights of others. Any such claim for indemnity could result in substantial expenses to us that could harm our operating results.
     Although our patents have been successfully defended in courts in the United States and New Zealand, rulings in such cases may not apply to new products. In the event that any of our patents or other intellectual property rights were deemed invalid or were determined not to prohibit competing technologies as a result of litigation, our competitive position may be significantly harmed.

We rely on third parties to manufacture our products and others to manufacture components for our products.
     We use subcontractors to manufacture our products and product components, such as cellular transceivers and radio modules, and to assemble our products, such as Fixed Cellular Terminals. In the past, we experienced delays in receiving subcontracted components and assembled products that resulted in delays in our ability to deliver products. We may experience similar delays in the future.
     Our inability to obtain sufficient quantities of raw materials and key components when required could result in delays or reductions in product shipments and increased costs for affected parts. In addition, production capacity restraints at our subcontractors could prevent us from meeting production obligations.
     Delays in product deliveries for any reason or our failure to deliver products could significantly harm customer relationships and result in the loss of potential sales. Delivery delays or failures could also be subject to litigation.
We rely on limited or sole sources for many of our components.
     It is not always possible to maintain multiple qualified suppliers for all of our components and subassemblies. As a result, some key components are purchased only from a single supplier or a limited number of suppliers. If demand for a specific component increases, we may not be able to obtain an adequate supply of that component in a timely manner. In addition, if our suppliers experience financial or other difficulties, the availability of these components could be limited. It could be difficult, costly and time-consuming to obtain alternative sources for these components or to change product designs to make use of alternative components. If we are unable to obtain a sufficient supply of components, if we experience any interruption in the supply of components or if the cost of our components increases, our ability to meet scheduled product deliveries could be harmed, which could result in lost orders, harm to our reputation and reduced revenues.
Our costs may increase if we are unable to accurately forecast our needs.
     Lead times for ordering components from our manufacturers vary significantly and depend on various factors, such as the specific supplier, contract terms and demand for and availability of a component at a given time. If our forecasts are less than our actual requirements, we may not be able to obtain products in a timely manner. Furthermore, if we cannot produce our products in a timely manner, the liquidated damages provisions in some of our contracts with our customers may result in our selling our products at a loss. If our forecasts are too high, we and our manufacturer will be unable to use the components that were purchased based on our forecasts. The cost of the components used in our products tends to drop rapidly as volumes increase and technologies mature. Therefore, if we are unable to use components purchased based on our forecasts, our cost of producing products may be higher than our competitors’. Excess components or inventory will tie up working capital and cause us to incur storage and other carrying costs, which may cause us to borrow additional funds that may not be available on commercially reasonable terms. Further, excess components or inventory not used or sold in a timely manner may become obsolete, causing writeoffs or writedowns, which could seriously harm our results of operations.
Quality control problems could harm our sales.
     We believe that our products currently meet high standards of quality. We have instituted quality-monitoring procedures, and we are ISO-9001:2000 compliant. Most of our major subcontractors also have quality control procedures in place and are ISO-9001:2000 compliant, but could experience quality control problems. If this occurs, the quality of our products could suffer, which could significantly harm product sales.
We may experience long sales cycles for our products, as a result of a variety of factors.

     Our sales cycle depends on the length of time required for adoption of new technologies in our target markets. In addition, the period between our initial contact with a potential customer and its decision to purchase our products is relatively long. The evaluation, testing, acceptance, proposal, contract negotiation, funding and implementation process can extend over many months. Based on our limited operating history, it generally takes us between three and nine months to complete a sale to a customer. However, in certain instances the sales cycle may be substantially longer. If our sales cycle unexpectedly lengthens in general or for one or more large orders, the timing of our revenues and results of operations could be harmed, which in turn could reduce our revenues in any quarter. Therefore, period-to-period comparisons of our results of operations may not necessarily be meaningful, and these comparisons should not be relied upon as indications of future performance. Further, sales cycles that are longer than we expect likely will harm our ability to generate sufficient cash to cover our working capital requirements for a given period.
We operate in developing markets, which may subject us to volatile conditions not present in the United States.
     Developing countries are some of our largest potential markets. As we expand our operations and products in these countries, our business and performance could be negatively affected by a variety of factors and conditions that businesses operating in the United States generally do not have to contend with, such as:
•	foreign currency exchange fluctuations and instability of foreign currencies;

•	political or economic instability and volatility in particular countries or regions;

•	limited protection for intellectual property;

•	difficulties in complying with foreign regulatory requirements applicable to our operations and products;

•	difficulties in obtaining domestic and foreign export, import and other governmental approvals, permits and licenses and compliance with foreign laws, including employment laws;

•	difficulties in staffing and managing international operations, including work stoppages or strikes and cultural differences in the conduct of business, labor and other workforce requirements and inadequate local infrastructure;

•	trade restrictions or higher tariffs, quotas, taxes and other market barriers;

•	transportation delays and difficulties of managing international distribution channels;

•	longer payment cycles for, and greater difficulty in collecting accounts receivable; and

•	public health emergencies such as SARS and avian bird flu.
     To date, our sales have not been negatively affected by currency fluctuations. We currently seek prepayment, letters of credit or qualification for export credit insurance underwritten by the U.S. Export-Import Bank or other third-party insurers on a substantial portion of our international orders, but some international customers are granted open credit terms and we are exposed to some international credit risk. We also try to conduct all of our international transactions in U.S. dollars to minimize the effects of currency fluctuations. However, as our international operations grow, foreign exchange fluctuations and foreign currency inflation may pose greater risks for us and we may need to develop and implement additional strategies to manage these risks. If we are not successful in managing these risks our business and financial condition could be seriously harmed.

Certain Company patents have expired, and patent protection for other Company products is not available in all markets.
     The original principal United States patent for the Company’s system for interfacing a standard telephone set with a radio expired on September 18, 2004. Although the Company holds other relevant United States and foreign patents, core aspects of our technology are not covered by patent protection.
     It also is possible that a competitor may independently develop and/or patent technologies that are substantially equivalent to or superior to our technology. If this happens, our patents will not provide protection and our competitive position may be significantly harmed.
     As we expand our product line or develop new uses for our products, these products or uses may be outside the protection provided by our current patents and other intellectual property rights. In addition, if we develop new products or enhancements to existing products we cannot assure you that we will be able to obtain patents to protect them. Even if we do get patents for new products, these patents may not provide meaningful protection. Any patent that we may obtain will expire, and it is possible that it may be challenged, invalidated or circumvented.
     In some countries outside of the United States, patent protection is not available. Moreover, some countries that do allow registration of patents do not provide meaningful redress for violations of patents. As a result, protecting intellectual property in these countries is difficult. In addition, neither we nor any known competitors in the past obtained patent protection for our core intelligent interface technology in many countries, including the principal countries of Western Europe, and we and those competitors are now legally barred from obtaining patents in these countries.
     In countries where we do not have patent protection or where patents provide little, if any, protection, we have to rely on other factors to differentiate our products from our competitors’ products.
          Although we believe our products are superior to those of competitors, it may be easier for competitors to sell products similar to ours in countries where we do not have meaningful patent protection. This could result in a loss of potential sales.
          We may initiate claims or litigation against third parties in the future for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and divert the efforts of our technical and management personnel. As a result, our operating results could suffer and our financial condition could be harmed.
We may not address successfully the problems encountered in connection with any potential future acquisitions.
     We expect to continue to consider opportunities to acquire or make investments in other technologies, products and businesses that could enhance our capabilities, complement our current products or expand the breadth of our markets or customer base. We have limited experience in acquiring other businesses and technologies. Potential and completed acquisitions and strategic investments involve numerous risks, including:
•	problems assimilating the purchased technologies, products or business operations;

•	problems maintaining uniform standards, procedures, controls and policies;

•	unanticipated costs associated with the acquisition;

•	diversion of management’s attention from our core business;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering new markets in which we have no or limited prior experience;

•	potential loss of key employees of acquired businesses; and

•	increased legal and accounting costs as a result of the newly adopted rules and regulations related to the Sarbanes-Oxley Act of 2002.
     If we fail to properly evaluate and execute acquisitions and strategic investments, our management team may be distracted from our day-to-day operations, our business may be disrupted and our operating results may suffer. In addition, if we finance acquisitions by issuing equity or convertible debt securities, our stockholders would be diluted.
Delaware law and our charter documents may inhibit a potential takeover bid that would be beneficial to common stockholders.
     Delaware law and our certificate of incorporation may inhibit potential acquisition bids for Telular common stock at a price greater than the market price of the common stock. We are subject to the antitakeover provisions of the Delaware General Corporation Law, which could delay, deter or prevent a change of control of Telular or make this type of transaction more difficult. In addition, our board of directors does not need the approval of common stockholders to issue shares of preferred stock having rights that could significantly weaken the voting power of the common stockholders and, as a result, make a change of control more difficult.
Sales of common stock issuable on the exercise of outstanding and contemplated options and warrants may depress the price of the common stock.
     As of September 30, 2005, there were options granted to employees and directors to purchase approximately 1,719,000 shares of the Company’s common stock. Options to purchase approximately 1,037,000 of these shares were exercisable at that time. The exercise prices for the exercisable options range from $2.47 to $23.06 per share, with a weighted average exercise price of $9.70. Options to purchase the remaining 682,000 shares will become exercisable over the next two years. The exercise prices for the options that are not yet exercisable have a weighted average exercise price of $5.28.
     In connection with a credit facility with Wells Fargo Bank (“Wells”) that matured on December 31, 2002, we issued to Wells warrants to purchase 50,000 shares of common stock at an exercise price of $16.29 per share. In connection with the private placement of 2,650,000 shares to certain shareholders on September 2, 2005, we issued warrants to purchase 1,325,000 shares of the Company’s common stock at an exercise price of $4.50 per share and an additional 1,325,000 shares at an exercise price of $5.00 per share. Finally, in connection with entering into a two-year Loan and Security Agreement and a Non-Recourse Receivable Purchase Agreement with Silicon Valley Bank on June 27, 2006, we issued warrants to purchase 320,856 of the Company’s common stock at an exercise price of $1.87 per share. In the future we may issue additional shares of common stock, convertible securities, options and warrants.
     The issuance of shares of common stock issuable upon the exercise of options or warrants could cause substantial dilution to holders of common stock. It also could negatively affect the terms on which we could obtain equity financing.
Certain former holders of our 5% Series A Convertible Preferred Stock believe that we did not issue them enough common stock on conversion of their preferred stock.
     Under the terms of our 5% Series A Convertible Preferred Stock, on October 18, 1999, all of the 11,350 outstanding shares of preferred stock automatically were converted into approximately 2.1 million shares of common stock at the minimum conversion price of $8.00 per common share specified in the terms. In Form SC-13G filings with the Securities and Exchange Commission in October and December 1999, certain of the previous holders noted that, based upon their interpretation of Mandatory Conversion formula, the holders were entitled to an aggregate of approximately 4.2 million additional shares. We do not agree with this interpretation, and we have notified these holders of our position. If we were required to issue these shares it would cause substantial dilution to our stockholders.

OUR DIVIDEND POLICY
     To date, we have paid no cash dividends on our common stock. We currently intend to retain all future earnings, if any, to fund the development and growth of our business. Thus, we do not anticipate that we will pay any cash dividends in the foreseeable future.
USE OF PROCEEDS
     We will not receive any proceeds from the sale or other disposition of our common stock, or interests therein, by the selling shareholders.
SELLING SHAREHOLDERS
          In a May 8, 2006 private placement, we issued to CSI Wireless 1,931,745 shares of our common stock in connection with our acquisition of the fixed wireless division of CSI Wireless. On June 27, 2006, in connection with our Loan and Security Agreement with Silicon Valley Bank, we issued to Silicon Valley Bank warrants for the purchase of up to 320,856 shares of our common stock.
          The table below sets forth information concerning:
•	the identity of each selling shareholder;

•	the number and percentage of shares of common stock beneficially owned by each selling shareholder (as defined under Exchange Act Rule 13d-3) on October 30, 2006;

•	the number of shares of common stock covered hereby; and

•	the number of shares of common stock beneficially owned after the offering, assuming the sale of all of the shares covered hereby.
     Unless otherwise indicated below, to our knowledge the selling shareholders have (or upon exercise of its warrants for the purchase of shares will have) sole voting and investment power with respect to their shares of common stock. Neither selling shareholder has had any position, office or other material relationship with us in the past three years.

	Shares of		Shares of	Beneficial
	Common Stock	Shares of	Common Stock	Ownership of
	Beneficially	Common	Beneficially	Common
	Owned Prior to	Stock Being	Owned After	Stock After
Name	this Offering	Offered (1)	this Offering	Offering
CSI Wireless LLC	1,931,745	1,931,745	0 *	0%
Silicon Valley Bank	320,856	320,856	0	0%

*	Pursuant to the terms of our APA with CSI Wireless, CSI Wireless will be eligible to receive in our fiscal year 2007 additional “earn-out” shares based on our sales of certain products up to the number of shares equal to $3.6 million valued on the December 31, 2006 and June 30, 2007 measurement dates in the APA.

     We prepared this table based on the information supplied to us by the selling shareholders. Information about the selling shareholders may change over time. Any changed information will be set forth in prospectus supplements, post-effective amendment or by other means as required.
     Because each of the selling shareholders may offer all or some of its shares from time to time, Telular cannot estimate the amount of shares of common stock that will be held by the selling shareholders upon the termination of any particular offering. See “Plan of Distribution.”
PLAN OF DISTRIBUTION
     The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the selling shareholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
     The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:
     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
     - block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     - an exchange distribution in accordance with the rules of the applicable exchange;
     - privately negotiated transactions;
     - short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
     - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
     - broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share; and
     - a combination of any such methods of sale.
     The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if a selling shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholder under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
     The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.
     The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If a selling shareholder is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act it will be subject to the prospectus delivery requirements of the Securities Act.
     To the extent required, the shares of our common stock to be sold, the name of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
     We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
     We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
     We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.
LEGAL MATTERS
     Covington & Burling LLP of Washington, D.C. has issued an opinion regarding the legality of the common stock.
EXPERTS
     The consolidated financial statements of Telular Corporation appearing in Telular Corporation’s Annual Report (Form 10-K) for the year ended September 30, 2005 (including the financial statement schedule appearing therein), and Telular Corporation management’s assessment of the effectiveness of internal control over financial reporting as of September 20, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
MATERIAL CHANGES
     There have been no material changes in our affairs since September 30, 2005 that have not been described in our Annual Report on Form 10-K filed December 14, 2005, our Quarterly Reports on Form 10-Q filed February 9, 2006, May 10, 2006 and August 7, 2006, or our Current Reports on Form 8-K.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
     Item 13. Other Expenses of Issuance and Distribution
     The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions) are set forth below*:

Securities and Exchange Commission Registration Fee	$627
Printing Expenses	$1,000
Accounting Fees and Expenses	$15,000
Legal Fees and Expenses	$50,000
Miscellaneous Expenses	$0
Total	$66,627

*	Except for the Securities and Exchange Commission registration fee, all expenses are estimated.
     Item 14. Indemnification of Officers and Directors
     Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person, including any officer or director, who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “Acting Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Acting Person in connection with such suit, action or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 also provides that in any threatened, pending or completed action by or in the right of the corporation, a corporation also may indemnify any such Acting Person for expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with that action’s defense or settlement, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification shall be made with respect to any claim, issue or matter as to which such Acting Person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that such indemnity is proper. Where a director, officer, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation is required under the DGCL to indemnify him against the expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred in connection therewith.
     The Registrant’s Bylaws provide that the Registrant will indemnify such Persons against all liability and expense arising out of such Person’s connection with the business of the Registrant, provided that the Board of Directors determines that such Person acted in good faith and reasonably believed that his actions were not opposed to the best interests of the Registrant; and with respect to any criminal action or proceeding, that such Person had no reasonable cause to believe his conduct was unlawful. In the case of any action, suit or proceeding by or in the right of the Registrant in which such Person is adjudged liable to the Registrant, the Registrant will indemnify such Person for expenses only to the extent that the court in which such action is brought determines, upon application, that such Person is entitled to indemnity for reasonable expenses, and in no case shall such indemnification extend to liability. Advances against reasonable expenses may be made by the Registrant on terms fixed by the Board of Directors subject to an obligation to repay if indemnification proves unwarranted.
     The Registrant’s Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
     Directors and officers of the Registrant are covered by a directors’ and officers’ liability insurance policy of the Registrant.
     Item 15. Recent Sales of Unregistered Securities.
Not applicable.
     Item 16. Exhibits

Number	Description	Reference

3.1	Certificate of Incorporation	Filed as Exhibit 3.1 to Registration Statement No. 33-72096 (the Registration Statement)

3.2	Amendment No. 1 to Certificate of Incorporation	Filed as Exhibit 3.2 to the Registration Statement

3.3	Amendment No. 2 to Certificate of Incorporation	Filed as Exhibit 3.3 to the Registration Statement

3.4	Amendment No. 3 to Certificate of Incorporation	Filed as Exhibit 3.4 to Form 10-Q filed February 16, 1999

3.5	Amendment No. 4 to Certificate of Incorporation	Filed as Exhibit 3.5 to Form 10-Q filed February 16, 1999

3.6	By-Laws	Filed as Exhibit 3.4 to the Registration Statement

4.1	Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock	Filed as Exhibit 99.2 Form 8-K filed April 25, 1997

5.1	Opinion of Covington & Burling LLP	Filed herewith

10.1	Appointment of Larry J. Ford	Filed as Exhibit 10.2 to Form 10-Q filed May 1, 1995

10.2	Settlement and Release of Claims Agreement with Motorola (1)	Filed as Exhibit 10.25 to Form 10-Q filed February 14, 2001 (1)

Number	Description	Reference

10.3	Nonqualified Stock Option Agreement, dated as of October 31, 2000, by and between the Company and Larry J. Ford	Filed as Exhibit 4.9 to Registration Statement on Form S-8, Registration No. 333-61970 filed May 31, 2001

10.4	Nonqualified Stock Option Agreement, dated as of October 26, 1999, by and between the Company and Larry J. Ford	Filed as Exhibit 4.10 to Registration Statement on Form S-8, Registration No. 333-61970 filed May 31, 2001

10.5	Nonqualified Stock Option Agreement, dated as of October 31, 2000, by and between the Company and John E. Berndt	Filed as Exhibit 4.15 to Registration Statement on Form S-8, Registration No. 333-61970 filed May 31, 2001

10.6	Nonqualified Stock Option Agreement, dated as of October 26, 1999, by and between the Company and John E. Berndt	Filed as Exhibit 4.16 to Registration Statement on Form S-8, Registration No. 333-61970 filed May 31, 2001

10.7	Nonqualified Stock Option Agreement, dated as of August 30, 2001, by and between the Company and Richard D. Haning	Filed as Exhibit 10.39 to Form 10-K filed December 21, 2001

10.8	Nonqualified Stock Option Agreement, dated as of October 30, 2001, by and between the Company and John E. Berndt	Filed as Exhibit 10.41 to Form 10-K filed December 21, 2001

10.9	Nonqualified Stock Option Agreement, dated as of October 30, 2001, by and between the Company and Larry J. Ford	Filed as Exhibit 10.42 to Form 10-K filed December 21, 2001

10.10	Nonqualified Stock Option Agreement, dated as of October 30, 2001, by and between the Company and Richard D. Haning	Filed as Exhibit 10.43 to Form 10-K filed December 21, 2001

10.11	Telular Corporation Non-employee Directors’ Stock Incentive Plan	Filed as Exhibit 10.22 to Form 10-Q filed February 14, 2003

10.12	Employment Agreement with Michael J. Boyle dated July 22, 2005	Filed as Exhibit 10.1 to Form 8-K filed July 25, 2005

10.13	Asset Purchase Agreement Between Telular and CSI Wireless LLC Dated April 21, 2006	Filed as Exhibit 10.1 to Form 10-Q filed May 10, 2006

10.14	Loan and Security Agreement	Filed as Exhibit 10.1 to Form 10-Q filed August 7, 2006

10.15	Non-Recourse Receivable Purchase Agreement	Filed as Exhibit 10.2 to Form 10-Q filed August 7, 2006

21	Subsidiaries of Registrant	Filed as Exhibit 21 to Form 10-K filed December 14, 2005

23.1	Consent of Covington & Burling LLP	Included in Exhibit 5.1

23.2	Consent of Ernst & Young LLP	Filed herewith

Item 17. Undertakings
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that:
     Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) If the registrant is relying on Rule 430B:
     (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
     (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on the 14th day of November, 2006.

TELULAR CORPORATION (Registrant)
By:	/s/ Michael J. Boyle
Michael J. Boyle
President, Chief Executive Officer and Director

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date
/s/	Michael J. Boyle	President, Chief Executive Officer and Director	November 14, 2006

Michael J. Boyle

/s/	Daniel D. Giacopelli	Executive Vice President, Chief Technology Officer and Director	November 14, 2006

Daniel D. Giacopelli

/s/	Jeffrey L. Herrmann	Chief Operating Officer, Chief Financial Officer, Executive Vice	November 14, 2006

	Jeffrey L. Herrmann	President and Secretary

/s/	Robert L. Deering	Controller, Treasurer and Chief Accounting Officer	November 14, 2006

Robert L. Deering

/s/	John E. Berndt	Chairman, Director	November 14, 2006

John E. Berndt

/s/	Larry J. Ford	Director	November 14, 2006

Larry J. Ford

/s/	Lawrence S. Barker	Director	November 14, 2006

Lawrence S. Barker

/s/	Kevin J. Wiley	Director	November 14, 2006

Kevin J. Wiley

/s/	Brian J. Clucas	Director	November 14, 2006

Brian J. Clucas

EXHIBIT LIST

Number	Description	Reference

3.1	Certificate of Incorporation	Filed as Exhibit 3.1 to Registration Statement No. 33-72096 (the Registration Statement)

3.2	Amendment No. 1 to Certificate of Incorporation	Filed as Exhibit 3.2 to the Registration Statement

3.3	Amendment No. 2 to Certificate of Incorporation	Filed as Exhibit 3.3 to the Registration Statement

3.4	Amendment No. 3 to Certificate of Incorporation	Filed as Exhibit 3.4 to Form 10-Q filed February 16, 1999

3.5	Amendment No. 4 to Certificate of Incorporation	Filed as Exhibit 3.5 to Form 10-Q filed February 16, 1999

3.6	By-Laws	Filed as Exhibit 3.4 to the Registration Statement

4.1	Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock	Filed as Exhibit 99.2 Form 8-K filed April 25, 1997

5.1	Opinion of Covington & Burling LLP	Filed herewith

10.1	Appointment of Larry J. Ford	Filed as Exhibit 10.2 to Form 10-Q filed May 1, 1995

10.2	Settlement and Release of Claims Agreement with Motorola (1)	Filed as Exhibit 10.25 to Form 10-Q filed February 14, 2001 (1)

10.3	Nonqualified Stock Option Agreement, dated as of October 31, 2000, by and between the Company and Larry J. Ford	Filed as Exhibit 4.9 to Registration Statement on Form S-8, Registration No. 333-61970 filed May 31, 2001

10.4	Nonqualified Stock Option Agreement, dated as of October 26, 1999, by and between the Company and Larry J. Ford	Filed as Exhibit 4.10 to Registration Statement on Form S-8, Registration No. 333-61970 filed May 31, 2001

10.5	Nonqualified Stock Option Agreement, dated as of October 31, 2000, by and between the Company and John E. Berndt	Filed as Exhibit 4.15 to Registration Statement on Form S-8, Registration No. 333-61970 filed May 31, 2001

10.6	Nonqualified Stock Option Agreement, dated as of October 26, 1999, by and between the Company and John E. Berndt	Filed as Exhibit 4.16 to Registration Statement on Form S-8, Registration No. 333-61970 filed May 31, 2001

10.7	Nonqualified Stock Option Agreement, dated as of August 30, 2001, by and between the Company and Richard D. Haning	Filed as Exhibit 10.39 to Form 10-K filed December 21, 2001

Number	Description	Reference

10.8	Nonqualified Stock Option Agreement, dated as of October 30, 2001, by and between the Company and John E. Berndt	Filed as Exhibit 10.41 to Form 10-K filed December 21, 2001

10.9	Nonqualified Stock Option Agreement, dated as of October 30, 2001, by and between the Company and Larry J. Ford	Filed as Exhibit 10.42 to Form 10-K filed December 21, 2001

10.10	Nonqualified Stock Option Agreement, dated as of October 30, 2001, by and between the Company and Richard D. Haning	Filed as Exhibit 10.43 to Form 10-K filed December 21, 2001

10.11	Telular Corporation Non-employee Directors’ Stock Incentive Plan	Filed as Exhibit 10.22 to Form 10-Q filed February 14, 2003

10.12	Employment Agreement with Michael J. Boyle dated July 22, 2005	Filed as Exhibit 10.1 to Form 8-K filed July 25, 2005

10.13	Asset Purchase Agreement Between Telular and CSI Wireless LLC Dated April 21, 2006	Filed as Exhibit 10.1 to Form 10-Q filed May 10, 2006

10.14	Loan and Security Agreement	Filed as Exhibit 10.1 to Form 10-Q filed August 7, 2006

10.15	Non-Recourse Receivable Purchase Agreement	Filed as Exhibit 10.2 to Form 10-Q filed August 7, 2006

21	Subsidiaries of Registrant	Filed as Exhibit 21 to Form 10-K filed December 14, 2005

23.1	Consent of Covington & Burling LLP	Included in Exhibit 5.1

23.2	Consent of Ernst & Young LLP	Filed herewith